Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Western Alliance Bancorporation on Form S-8 of our reports, dated February 28, 2007, relating to our audits of the consolidated financial statements and internal control over financial reporting for the year ended December 31, 2006, which appears in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2006.

/s/ McGLADREY & PULLEN, LLP
McGLADREY & PULLEN, LLP

Las Vegas, Nevada
August 16, 2007
McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.